UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2004

Centerplate, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31904	13-3870167

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 East Broad Street, Spartanburg, SC	29306

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(864) 598-8600

Volume Services America Holdings, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or                               Completed Interim Review.

      (a) On October 25, 2004, the Company’s management determined to amend the Company’s Annual Report on
Form 10-K for the fiscal year ended December 30, 2003 and the subsequent Quarterly Reports on Form 10-Q for the quarters ended March 30, 2004 and June 29, 2004, to restate the financial statements and related information contained therein.

     As previously disclosed, as a result of clarifications in the accounting treatment for IDSs, we determined that the portion of the stock owned by our initial equity investors exchangeable for subordinated notes should be treated as mezzanine equity and that the option to effect such an exchange represents a derivative that should be recorded at fair value on our balance sheet. We also determined that we must reflect two classes of stock on our financial statements. We previously reflected certain of these changes in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2004 and June 9, 2004, but we expect to amend these reports to reflect additional changes in the accretion of the mezzanine equity and to show earnings per share for the two classes of stock. On October 25, 2004, management approved these changes, which have been discussed with our independent registered public accounting firm, and determined that the changes should also be reflected in our financial statements as of and for the year ended December 30, 2003. We therefore expect to amend our Annual Report on Form 10-K for the fiscal year ended December 30, 2003 to make these and related changes.

      While we are filing under Item 4.02(a) to indicate management’s decision that it is appropriate to amend our financial statements to reflect these changes, management believes that the prior filings reflected the appropriate accounting treatment of IDSs as understood at that time. Management has not determined that its prior financial statements may not be relied upon as of the date they were filed. However, subsequent clarification of such accounting has made it necessary to restate the financial statements to reflect the appropriate accounting treatment for the IDSs.

      (b) and (c) Not applicable.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2004

Centerplate, Inc.

By: /s/ Kenneth R. Frick

Name: Kenneth R. Frick
Title: Executive Vice President and CFO